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As filed with the Securities and Exchange Commission on January 5, 2017.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Summit Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	1400 (Primary Standard Industrial Classification Code Number)	47-1984212 (I.R.S. Employer Identification No.)

1550 Wynkoop Street, 3rd Floor
Denver, Colorado 80202
(303) 893-0012
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Anne Lee Benedict
Chief Legal Officer
Summit Materials, Inc.
1550 Wynkoop Street, 3rd Floor
Denver, Colorado 80202
(303) 893-0012
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edgar J. Lewandowski
Edward P. Tolley III
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A Common Stock, par value $0.01 per share	(1)	(1)	(1)	$ (2)(3)

(1)
Omitted pursuant to General Instruction II.E. of Form S-3. There is being registered hereby such indeterminate number of shares of Class A common stock as may from time to time be issued at indeterminate price. There is also being registered such indeterminate number of shares of Class A common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee, except as set forth in note (3).

(3)
Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the registrant is carrying forward to this registration statement $5,407 in registration fees in respect of 2,713,197 shares of Class A common stock that were previously registered on a Registration Statement on Form S-3 (File No. 333-210730) (under which 38,456,608 shares of Class A common stock were offered and sold for which the registrant paid the registration fees in advance and 658,341 shares of Class A common stock for which the registration fee was paid on a pay-as-you go basis), which registration fee was calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Any additional registration fees for shares of Class A common stock in addition to such 2,713,197 shares will be paid subsequently on a pay-as-you go basis.

Summit Materials, Inc.

Class A Common Stock

        This prospectus relates to the offer and sale from time to time of shares of Summit Materials, Inc. Class A common stock, $0.01 par value per share, by us and/or any selling stockholders identified in this prospectus or in supplements to this prospectus. This includes (i) 65,726 shares of Class A common stock, including 57,555 shares of Class A common stock that we may issue from time to time upon exercise of warrants held by certain of the selling stockholders, and (ii) an indeterminate number of additional shares of Class A common stock that may be sold by us and/or selling stockholders who may be identified in future supplements to this prospectus, including shares of Class A common stock that we may issue from time to time to certain of the selling stockholders upon an exchange of up to an equal number of limited partnership units, or LP Units, of Summit Materials Holdings L.P., or Summit Holdings, our direct subsidiary. Under the exchange agreement we entered into with the holders of LP Units on March 11, 2015, selling stockholders that hold LP Units may (subject to the terms of the exchange agreement) exchange their LP Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

        The registration of the shares of Class A common stock to which this prospectus relates does not require any selling stockholders to sell any of their shares of our Class A common stock.

        We will not receive any proceeds from the sale of the shares by any selling stockholders, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions in connection with offerings by certain of the selling stockholders. We and/or the selling stockholders from time to time may offer and sell shares directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see "Plan of Distribution."

        Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "SUM." The last reported sale price of our Class A common stock on the NYSE on January 4, 2017 was $24.75 per share.

        Investing in shares of our Class A common stock involves risks. Before making a decision to invest in our Class A common stock, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See "Risk Factors" on page 4.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 5, 2017.

        Neither we nor any selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the selling stockholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor any selling stockholders are offering to sell, or seeking offers to buy, shares of our Class A common stock in any jurisdiction where an offer or sale is not permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, any amendment or supplement to this prospectus or any sale of shares of our Class A common stock.

        This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under the shelf registration process, we and/or any selling stockholders may, from time to time, offer and sell the shares of Class A common stock described in this prospectus and in any accompanying prospectus supplement in one or more transactions. This prospectus provides you with a general description of the shares of Class A common stock we or any selling stockholders may offer. Each time we and/or any selling stockholders sell shares of our Class A common stock using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the identity of any selling stockholders not named herein, the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together, along with the information incorporated by reference herein or therein and any free writing prospectus prepared by us or on our behalf.

        For investors outside of the United States, neither we nor the selling stockholders have done anything that would permit the offering, possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus or any prospectus supplement, or any free writing prospectus prepared by us or on our behalf, and does not contain all of the information you should consider before investing in shares of our Class A common stock. You should read this entire prospectus, any prospectus supplement and the documents incorporated herein or therein carefully, including the section entitled "Risk Factors" and the financial statements and the related notes incorporated by reference into this prospectus, before you decide to invest in shares of our Class A common stock.

        Except where the context requires otherwise, references in this prospectus to "we," "our," "us" and "the Company" refer to Summit Materials, Inc. and its consolidated subsidiaries; "Summit Holdings" refers only to Summit Materials Holdings L.P., the direct subsidiary of Summit Materials, Inc., and "LP Units" refers to limited partnership units of Summit Holdings; and "Summit Inc." refers only to Summit Materials, Inc., the general partner of Summit Holdings.

 Summit Materials

        We are one of the fastest growing construction materials companies in the United States, with an 82% increase in revenue between the year ended December 31, 2011 and the year ended January 2, 2016, as compared to an average increase of approximately 38% in revenue reported by our competitors over the same period. Our materials include aggregates, which we supply across the country and British Columbia, and cement, which we supply along the Mississippi River. Within our markets, we offer customers a single source provider for construction materials and related downstream products through our vertical integration. In addition to supplying aggregates to customers, we use our materials internally to produce ready-mix concrete and asphalt paving mix, which may be sold externally or used in our paving and related services businesses. Our vertical integration creates opportunities to increase aggregates volumes, optimize margin at each stage of production and provide customers with efficiency gains, convenience and reliability, which we believe gives us a competitive advantage.

        Since our first acquisition more than seven years ago, we have rapidly become a major participant in the U.S. construction materials industry. We believe that, by volume, we are a top 10 aggregates supplier, a top 15 cement producer and a major producer of ready mixed concrete and asphalt paving mix. Our revenue in 2015 was $1.4 billion with net income of $1.5 million. We had 2.8 billion tons of proven and probable aggregates reserves as of October 1, 2016. In the twelve months ended October 1, 2016, we sold 35.7 million tons of aggregates, 2.3 million tons of cement, 3.7 million cubic yards of ready mixed concrete and 4.3 million tons of asphalt paving mix across our more than 300 sites and plants.

        For a description of our business, financial condition, results of operations and other important information regarding Summit Inc., we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see "Where You Can Find More Information."

        Summit Inc. was incorporated under the laws of the State of Delaware on September 23, 2014. Through our predecessors, we commenced operations in 2009 when Summit Holdings was formed as an exempted limited partnership in the Cayman Islands. In December 2013, Summit Holdings was domesticated as a limited partnership in Delaware. Our principal executive office is located at 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202. Our telephone number is (303) 893-0012.

 The Offering

Common stock offered by us	An indeterminate number of shares of Class A common stock may be sold by us pursuant to this prospectus and future supplements hereto.
Common stock offered by the selling stockholders

Up to 65,726 shares of Class A common stock, plus an indeterminate number of additional shares of Class A common stock that may be sold by selling stockholders who may be identified in future supplements to this prospectus.

Class A common stock outstanding as of December 30, 2016	96,033,222 shares of Class A common stock.
Use of proceeds

We intend to use all of the net proceeds we receive from the offering of Class A common stock by us under this prospectus to purchase newly-issued LP Units from Summit Holdings and/or outstanding LP Units from certain of our pre-initial public offering ("IPO") owners or their transferees, at a purchase price per LP Unit equal to the public offering price per share of Class A common stock, less underwriting discounts and commissions, with such LP Units in the aggregate equivalent to the number of shares of Class A common stock that we offer and sell in any such offering.

Unless otherwise indicated in any applicable prospectus supplement, we intend to cause Summit Holdings to use the net proceeds it receives from the sale of newly-issued LP Units to us for general corporate purposes, which may include, but is not limited to, funding acquisitions, repaying indebtedness, capital expenditures and funding working capital. Further details relating to the use of net proceeds from an offering of securities under this prospectus will be set forth in any applicable prospectus supplement.

Any selling stockholders will receive all of the cash proceeds of the sale of shares of Class A common stock offered by such selling stockholders from time to time pursuant to this prospectus. We will not receive any cash proceeds, although we will acquire the LP Units exchanged for shares of Class A common stock that are issued to a selling stockholder.

Dividend policy

We have no current plans to pay cash dividends on our Class A common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

Listing	Our Class A common stock is listed on the NYSE under the symbol "SUM."

        The number of shares of Class A common stock outstanding as of December 30, 2016 excludes:

  •
  5,151,297 shares of Class A common stock issuable upon exchange of an equal number of LP Units that were held by limited partners of Summit Holdings as of such date;

  •
  160,333 shares of Class A common stock issuable upon exercise of outstanding warrants to purchase shares of Class A common stock; and

  •
  5,473,736 shares of Class A common stock issuable upon settlement of time vesting and performance vesting restricted stock units and performance unit awards and exercise of stock options outstanding under the Summit Inc. 2015 Omnibus Incentive Plan as of such date.

RISK FACTORS

        Investing in our Class A common stock involves risks. You should carefully consider the risks and uncertainties described in the section entitled "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as the same may be updated from time to time by our subsequent filings with the SEC, which are accessible on the SEC's website at www.sec.gov. You should also carefully consider the other information included or incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any shares of our Class A common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our Class A common stock to decline. You could lose all or part of your investment.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "could," "seeks," "approximately," "predicts," "intends," "trends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016, as such factors may be updated from time to time in our periodic filings with the SEC (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or in any prospectus supplement hereto. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma consolidated financial information has been derived by applying pro forma adjustments to our historical financial statements and those of an acquired cement plant and quarry in Davenport, Iowa and seven cement distribution terminals along the Mississippi River (collectively, the "Lafarge Target Business" or "Davenport Assets"), incorporated by reference in this prospectus from Exhibit 99.1 to the registration statement of which this prospectus forms a part.

        The pro forma adjustments are based on currently available information, accounting judgments and assumptions that we believe are reasonable. The unaudited pro forma consolidated statement of operations is presented for illustrative purposes only and does not purport to represent our results of operations that would actually have occurred had the transactions referred to below been consummated on December 28, 2014 for the unaudited pro forma consolidated statement of operations, or to project our results of operations for any future date or period. The adjustments are described in the notes to the unaudited pro forma consolidated financial information.

        The Davenport Assets' predecessor results included in the pro forma statements are presented based on their fiscal year, which is based on calendar period ends. Summit Inc.'s fiscal year is based on a 52-53 week year. The resulting difference is not considered material to the pro forma consolidated financial statements.

        The unaudited pro forma consolidated statement of operations for the year ended January 2, 2016 is presented on a pro forma adjusted basis to give effect to the following items:

  •
  the closing of the Davenport Acquisition (as defined below);

  •
  debt and equity transactions consummated in the year ended January 2, 2016; and

  •
  payment of actual and estimated premiums, fees and expenses in connection with the foregoing.

        The Company entered into a supply agreement with Lafarge North America Inc. ("Lafarge") concurrent with the closing of the Davenport Acquisition (the "Davenport Supply Agreement"). The Davenport Supply Agreement provides us with the option to purchase up to a certain quantity of cement from Lafarge at an agreed-upon price. There was no minimum purchase requirement in the supply agreement, which expired on March 31, 2016. Due to the number of estimates required to determine the effect of the supply agreement on our results of operations, the estimated $13.4 million of revenue and $10.9 million of cost of revenue in 2015 prior to the acquisition on July 17, 2015 (the "Davenport Acquisition") are not included in the pro forma consolidated financial information below. These estimated revenues and cost of revenues represent estimates we developed based on our understanding of historical volumes and our forecast of future activities, including among other things, volumes, selling prices and freight costs. While we believe that our assumptions are reasonable, important factors could affect our results and could cause these amounts to differ materially, including without limitation variances in capacity and demand from period to period.

        The unaudited pro forma consolidated financial information should be read in conjunction with the information contained in "Selected Historical Consolidated Financial Data" and the consolidated financial statements for Summit Inc. and the Davenport Assets each incorporated by reference in this prospectus.

 Summit Materials, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Operations
Year Ended January 2, 2016
(Amounts in thousands, except share and per share amounts)

	Summit Materials, Inc.	Pre- acquisition results of Davenport Acquisition(a)		Pro Forma Davenport Adjustments	Pro Forma Adjustments for Debt and Equity Transactions Consummated in the year ended January 2, 2016		Pro Forma Total
Revenue	$1,432,297	$42,761		$7,577 (c)	$—		$1,482,635
Cost of revenue	990,645	29,356		5,511	—		1,025,512
General and administrative expenses	177,769	6,615		281	—		184,665
Depreciation, depletion, amortization and accretion	119,723	3,632		7,467 (d)	—		130,822
Transaction costs	9,519	—		—	—		9,519

Operating income	134,641	3,158		(5,682)	—		132,117
Other income, net	(2,425)	—		—	—		(2,425)
Loss on debt financings	71,631	—		—	—		71,631
Interest expense	84,629	—		—	(2,533)	(e)	82,096

(Loss) income from continuing operations before taxes	(19,194)	3,158		(5,682)	2,533		(19,185)
Income tax (benefit) expense	(18,263)	1,073		—	963	(f)	(16,227)

(Loss) income from continuing operations	(931)	2,085		(5,682)	1,570		(2,958)
Income from discontinued operations	(2,415)	—		—	—		(2,415)

Net income (loss)	1,484	2,085		(5,682)	1,570		(543)
Net loss attributable to noncontrolling interests	(1,826)	—		—	—		(1,826)
Net (loss) income attributable to Summit Holdings	(24,408)	1,048	(b)	(2,856) (b)	789	(b)	(25,427)

Net income (loss) attributable to Summit Materials, Inc.	$27,718	$1,037		$(2,826)	$781		$26,710

Net income per share of Class A common stock
Basic	$0.73	$0.03		$(0.07)	$0.02		$0.71
Diluted	$0.52	$0.01		$(0.03)	$0.01		$0.51
Weighted average shares of Class A common stock
Basic	38,231,689
Diluted	88,336,574
See accompanying notes to unaudited pro forma consolidated statement of operations for the year ended January 2, 2016.

(a)
The pre-acquisition results of the Davenport Acquisition reflect the results of the Davenport Assets for the six months ended June 30, 2015 incorporated by reference in this prospectus.

(b)
Represents adjustment to record the approximately 50.3%, or 50,275,825 of 100,022,807 total LP Units, of noncontrolling interests that partners of Summit Holdings (other than Summit Inc.) own in Summit Holdings as of January 2, 2016. This is calculated as the pro forma net income multiplied by approximately 50.3%.

(c)
Represents the $7.6 million of revenue and $5.5 million cost of revenue for the Davenport Assets for the period between July 1, 2015 to the acquisition date of July 17, 2015.

(d)
Represents the estimated incremental depreciation expense of approximately $1.1 million per month related to the step-up in value of the Davenport Assets recognized through purchase accounting during the period between December 28, 2014 and July 17, 2015 (approximately seven months of incremental depreciation expense). As the purchase price allocation has not been finalized due to the recent timing of the acquisition, actual values may differ from estimates made.

(e)
Represents the adjustment to interest expense from the debt transactions consummated in the year ended January 2, 2016, as follows:

($ in millions)
Estimated interest expense after consummation of the above mentioned debt transactions(1)	$20.4
Elimination of historical interest expense(2)	(24.7)
Estimated incremental interest expense related to the amortization of new deferred financing fees and discount(3)	1.8

$(2.5)

(1)
This adjustment is to reflect the estimated interest expense from the term loan facility of $650.0 million (interest rate of 4.25%), the existing notes of $350.0 million (interest rate of 6.125%) and the incremental interest expense on $300.0 million of 6.125% existing notes as compared to $153.8 million of 10.5% 2020 notes redeemed.

(2)
Historical interest expense includes expense related to the historical $414.6 million term loans at approximately 5.1% interest ($5.3 million) and $625.0 million of 2020 notes at 10.5% interest ($19.4 million).

(3)
The incremental amortization expense related to deferred financing fees and original issuance discount (premium) was calculated as follows:

($ in millions)
Estimated amortization of deferred financing fees after consummation of the debt transactions	$1.9
Elimination of historical amortization of deferred financing fees	(0.8)
Estimated amortization of original issuance discount (premium)	0.1
Elimination of historical amortization of original issuance discount (premium)	0.6

$1.8

(f)
The income tax expense adjustment relates to the income tax expense related to the reduction in interest expense and write-off of the net premium on the redeemed indebtedness.

USE OF PROCEEDS

        We intend to use all of the net proceeds we receive from the offering of Class A common stock under this prospectus to purchase newly-issued LP Units from Summit Holdings and/or outstanding LP Units from certain of our pre-IPO owners or their transferees, at a purchase price per LP Unit equal to the public offering price per share of Class A common stock, less underwriting discounts and commissions, with such LP Units in the aggregate equivalent to the number of shares of Class A common stock that we offer and sell in any such offering.

        Unless otherwise indicated in any applicable prospectus supplement, we intend to cause Summit Holdings to use the net proceeds it receives from the sale of newly-issued LP Units to us for general corporate purposes, which may include, but is not limited to, funding acquisitions, repaying indebtedness, capital expenditures and funding working capital. Further details relating to the use of net proceeds from an offering of Class A common stock under this prospectus will be set forth in any applicable prospectus supplement.

        Any selling stockholders will receive all of the cash proceeds of the sale of shares of Class A common stock offered by such selling stockholders from time to time pursuant to this prospectus. We will not receive any cash proceeds, although we will acquire the LP Units exchanged for shares of Class A common stock that are issued to a selling stockholder.

 SELLING STOCKHOLDERS

        On March 17, 2015, we completed our initial public offering, or IPO. In connection with our IPO, we entered into a registration rights agreement with certain of our pre-IPO owners, including affiliates of The Blackstone Group L.P. ("Blackstone") and Silverhawk Summit, L.P. ("Silverhawk"), and the former minority holders of our Continental Cement Company, L.L.C. ("Continental Cement") subsidiary, pursuant to which we granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act the offering of shares of Class A common stock held by them (including Class A common stock delivered in exchange for LP Units or exercise of warrants). Blackstone subsequently sold all of the shares of Class A common stock held by it (including Class A common stock delivered in exchange for all LP Units previously held by it).

        This prospectus covers 65,726 shares of our Class A common stock that may be offered for resale by affiliates of Silverhawk and the former minority holders of Continental Cement, including 57,555 shares of Class A common stock that we may issue from time to time upon exercise of warrants held by certain of the selling stockholders. In addition, an indeterminate number of additional shares of Class A common stock may be sold by us and/or any selling stockholders to be identified in future supplements to this prospectus. For more information about our relationship with the selling stockholders named in this prospectus and their respective affiliates, see "Certain Relationships and Related Transactions, and Director Independence" in Item 13 of our Annual Report on Form 10-K for the fiscal year ended January 2, 2016, filed with the SEC on February 22, 2016, which is incorporated herein by reference.

        The following table and accompanying footnotes set forth information regarding the beneficial ownership of shares of our Class A common stock and LP Units as of December 30, 2016 by the selling stockholders identified. Percentage of beneficial ownership is based upon 101,184,519 votes represented by outstanding securities, consisting of (1) 96,033,222 shares of Class A common stock issued and outstanding and (2) 5,151,297 LP Units outstanding, excluding LP Units held by Summit Inc., in each case as of December 30, 2016. Summit Inc. also held 96,033,222 of the outstanding LP Units as of such date. Except as otherwise noted, the address of each beneficial owner of is c/o Summit Materials, Inc., 1550 Wynkoop Street, 3rd floor, Denver, Colorado 80202.

								Outstanding Equity Interests Beneficially Owned After the Sale of the Maximum Number of Shares of Class A Common Stock
	Outstanding Equity Interests Beneficially Owned						Maximum Number of Shares of Class A Common Stock to be Sold Hereunder
	Class A Common Stock(1)		LP Units(1)		Combined Voting Power(2)(3)			Class A Common Stock(1)		LP Units(1)		Combined Voting Power(2)(3)
	Number	Percent	Number	Percent	Number	Percent		Number	Percent	Number	Percent	Number	Percent
Selling Stockholders:
Silverhawk(3)	57,555	*	—	—	57,555	*	57,555	—	—	—	—	—	—
Thomas A. Beck Family, LLC(4)	8,171	*	—	—	8,171	*	8,171	—	—	—	—	—	—

*
Less than 1%.

(1)
Subject to the terms of the exchange agreement, vested LP Units are exchangeable from and after March 17, 2016 for shares of our Class A common stock on a one-for-one basis. See "Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement" in our most recent Annual Report on Form 10-K, which is incorporated by reference herein. Beneficial ownership of LP Units reflected in this table includes both vested and unvested LP Units and has not been reflected as beneficial ownership of shares of our Class A common stock for which such units may be exchanged.

(2)
Represents percentage of voting power of the Class A common stock and Class B common stock of Summit Inc. voting together as a single class and gives effect to voting power of the Class B common stock, assuming each holder of LP Units currently holds or receives corresponding shares of Class B common stock after the date of this prospectus. The shares of Class B common stock provide holders of LP units with a number of votes equal to the number of LP Units held.

(3)
Includes 57,555 warrants issued to Silverhawk at the time of our IPO. Silverhawk Summit, L.P. is controlled by Silverhawk Capital Partners GP II, L.P. and is owned, directly or indirectly, by Silverhawk Capital Partners, LLC. The address of each of the Silverhawk entities listed in this note is c/o Silverhawk Capital Partners, LLC, 140 Greenwich Ave, 2nd Floor, Greenwich, Connecticut 06830.

(4)
The address of Thomas A. Beck Family, LLC is c/o Summit Materials, Inc., 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202.

 DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each as in effect as of the date of this prospectus, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. Under "Description of Capital Stock," "we," "us," "our" and "our company" refer to Summit Inc. and not to any of its subsidiaries.

        Our purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("DGCL"). Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 250,000,000 shares of Class B common stock, par value $0.01 per share and 250,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

        Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

        Holders of shares of our Class A common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock are entitled to receive pro rata our remaining assets available for distribution.

        The Class A common stock is not subject to further calls or assessments by us. Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of our Class A common stock are subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

        The Class B common stock entitles each holder of Class B common stock, without regard to the number of shares of Class B common stock held by such holder, to a number of votes that is equal to the number of LP Units held by such holder. If at any time the ratio at which LP Units are exchangeable for shares of our Class A common stock changes from one-for-one, for example, as a result of a conversion rate adjustment for stock splits, stock dividends or reclassifications, the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

        Holders of shares of our Class B common stock vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

        Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation, dissolution or winding up of Summit Inc.

        Any holder of Class B common stock that does not also hold LP Units is required to surrender any such shares of Class B common stock (including fractions thereof) to Summit Inc.

Preferred Stock

        As of the date of this prospectus, we had no shares of preferred stock issued or outstanding. Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our Class A or Class B common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

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  the designation of the series;

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  the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

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  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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  the dates as of which dividends, if any, will be payable;

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  the redemption or repurchase rights and price or prices, if any, for shares of the series;

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

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  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

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  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

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  restrictions on the issuance of shares of the same series or of any other class or series; and

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  the voting rights, if any, of the holders of the series.

        We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Dividends

        The DGCL permits a corporation to declare and pay dividends out of "surplus" or, if there is no "surplus," out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. "Surplus" is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend are subject to the discretion of our board of directors.

        We have no current plans to pay cash dividends on our Class A common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing other indebtedness we or our subsidiaries incur in the future.

Annual Stockholder Meetings

        Our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

        Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

        Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the NYSE, which would apply so long as our Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power of our capital stock or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        Our board of directors may generally issue shares of one or more series of preferred stock on terms calculated to discourage, delay or prevent a change of control of the company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

        One of the effects of the existence of authorized and unissued and unreserved Class A common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Classified Board of Directors

        Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors with a maximum of 15 directors.

Business Combinations

        We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder, unless:

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  prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder";

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the "interested stockholder" owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the "interested stockholder."

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, "voting stock" has the meaning given to it in Section 203 of the DGCL.

        Under certain circumstances, this provision makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

        Our amended and restated certificate of incorporation provides that Blackstone and its affiliates, and any of their respective direct or indirect transferees and any group as to which such persons are a party, do not constitute "interested stockholders" for purposes of this provision.

Removal of Directors; Vacancies and Newly Created Directorships

        Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may only be removed for cause, and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, by a sole remaining director or by the stockholders, and any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

        Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

        Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time by or at the direction of the board of directors or the chairman of the board of directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Director Nominations and Stockholder Proposals

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

        Our amended and restated certificate of incorporation precludes stockholder action by written consent; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

Supermajority Provisions

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. Any amendment, alteration, rescission or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

        The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

        Our amended and restated certificate of incorporation provides that the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:

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  the provision requiring a 66 2/3% supermajority vote for stockholders to amend our amended and restated bylaws;

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  the provisions providing for a classified board of directors (the election and term of our directors);

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  the provisions regarding resignation and removal of directors;

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  the provisions regarding competition and corporate opportunities;

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  the provisions regarding entering into business combinations with interested stockholders;

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  the provisions regarding stockholder action by written consent;

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  the provisions regarding calling special meetings of stockholders;

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  the provisions regarding filling vacancies on our board of directors and newly-created directorships;

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  the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

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  the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

        The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

        These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters' Rights of Appraisal and Payment

        Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders' Derivative Actions

        Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder's stock thereafter devolved by operation of law.

Exclusive Forum

        Our amended and restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of our company to our company or our company's stockholders, (iii) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) action asserting a claim against our company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Conflicts of Interest

        Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries' employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of Blackstone, Silverhawk or any of their respective affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Blackstone, Silverhawk or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders' derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the director's duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, or for any transaction from which the director derived an improper personal benefit.

        Our amended and restated bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors' and officers' liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers as described in "Certain Relationships and Related Transactions, and Director Independence—Indemnification Agreements" in our most recent Annual Report on Form 10-K, which is incorporated by reference herein. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

        The transfer agent and registrar for shares of our Class A common stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

        Our Class A common stock is listed on the NYSE under the symbol "SUM."

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO
NON-U.S. HOLDERS

        The following is a summary of the material United States federal income and estate tax consequences to non-U.S. holders, defined below, of the purchase, ownership and disposition of shares of our Class A common stock as of the date hereof. Except where noted, this summary deals only with shares of Class A common stock purchased in this offering that are held as capital assets by a non-U.S. holder.

        A "non-U.S. holder" means a beneficial owner of shares of our Class A common stock that, for United States federal income tax purposes, is neither a partnership nor any of the following:

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  an individual who is a citizen or resident of the United States;

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  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Code, applicable United States Treasury regulations, rulings and judicial decisions, all as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local, alternative minimum or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities, "controlled foreign corporation," "passive foreign investment company," a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), or a person who has acquired shares of our Class A common stock as part of a straddle, conversion transaction or integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If any entity or arrangement treated as a partnership for United States federal income tax purposes holds shares of our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our Class A common stock, you should consult your tax advisors.

        If you are considering the purchase of shares of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership and disposition of the shares of Class A common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

        Cash distributions on shares of our Class A common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your tax basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock.

        Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) generally will not be subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. A corporate non-U.S. holder may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on earnings and profits attributable to such dividends that are effectively connected with its United States trade or business (and, if an income tax treaty applies, are attributable to its United States permanent establishment).

        A non-U.S. holder of shares of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our Class A common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

        Subject to discussions below of backup withholding and "FATCA" legislation, any gain realized by a non-U.S. holder on the disposition of shares of our Class A common stock generally will not be subject to United States federal income tax unless:

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  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

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  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        In the case of a non-U.S. holder described in the first bullet point above, any gain will be subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined in the Code, and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or, if an income tax treaty applies, at such lower rate as may be specified by the treaty on its income attributable to its United States permanent establishment). Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a 30% tax on any gain derived from the sale, which may be offset by certain United States-source capital losses, even though the individual is not considered a resident of the United States under the Code.

        We have not determined whether we are a "United States real property holding corporation" for United States federal income tax purposes. If we are or become a "United States real property holding corporation," so long as shares of our Class A common stock continue to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the non-U.S. holder's holding period) more than 5% of shares of our Class A common stock will be subject to United States federal income tax on the disposition of shares of our Class A common stock.

Federal Estate Tax

        Shares of our Class A common stock that are owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a United States person as defined in the Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined in the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a United States person as defined in the Code (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined in the Code), or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional FATCA Withholding Requirements

        Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as "FATCA"), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock, and, for a disposition of our Class A common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a "foreign financial institution" (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement between the foreign entity's jurisdiction and the United States) in a manner that avoids withholding, or (ii) a "non-financial foreign entity" (as specifically defined in the

Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under "—Dividends," the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A common stock.

 PLAN OF DISTRIBUTION

        We and/or any selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, shares of Class A common stock covered by this prospectus. Registration of the shares of Class A common stock covered by this prospectus does not mean, however, that those shares of Class A common stock necessarily will be offered or sold.

        The shares of Class A common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

  •
  on the NYSE (including through at the market offerings);

  •
  in the over-the-counter market;

  •
  in privately negotiated transactions;

  •
  through broker-dealers, who may act as agents or principals;

  •
  through one or more underwriters on a firm commitment or best-efforts basis;

  •
  in a block trade in which a broker-dealer will attempt to sell a block of shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  pledges of the securities as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the securities;

  •
  through put or call option transactions relating to the shares of Class A common stock;

  •
  directly to one or more purchasers;

  •
  through agents; or

  •
  in any combination of the above or by any other legally available means.

        In effecting sales, brokers or dealers engaged by us and/or any selling stockholders may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

  •
  purchases of the shares of Class A common stock by a broker-dealer as principal and resales of the shares of Class A common stock by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker/dealer solicits purchasers on a best efforts basis.

        Neither we nor the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Class A common stock covered by this prospectus. At any time a particular offer of the shares of Class A common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of Class A common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters' or agents' compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. To the extent required, any such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Class A common stock covered by this prospectus.

        To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Class A common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

        If we and/or any selling stockholders utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we and/or such selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us and/or any selling stockholders at the time of resale.

        We and/or any selling stockholders may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the revised prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that we and/or any selling stockholders must pay for solicitation of these contracts will be described in a revised prospectus or prospectus supplement, to the extent such revised prospectus or prospectus supplement is required.

        In connection with the sale of the shares of Class A common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of Class A common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriters, broker/dealers or agents participating in the distribution of the shares of Class A common stock covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

        We and/or the selling stockholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

        Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of Class A common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

        Some of the shares of Class A common stock covered by this prospectus may be sold by selling stockholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

 LEGAL MATTERS

        The validity of the shares of Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. If the shares of Class A common stock are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in any related prospectus supplement.

EXPERTS

        The consolidated financial statements of Summit Materials, Inc. as of January 2, 2016 and December 27, 2014, and for each of the fiscal years in the three-year period ended January 2, 2016 have been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The combined financial statements of the Lafarge Target Business, carve-out of certain operations of Lafarge North America Inc., as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated by reference in this prospectus from Exhibit 99.1 to the registration statement of which this prospectus forms a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing therein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, and any document incorporated by reference into this prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and shares of our Class A common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and in each instance we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        We are subject to the informational requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You may also obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. We also make available to our Class A common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

 INFORMATION INCORPORATED BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the year ended January 2, 2016;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended April 2, 2016, July 2, 2016 and October 1, 2016;

  •
  our Current Reports on Form 8-K filed on January 19, 2016, February 26, 2016, March 8, 2016, April 19, 2016, May 31, 2016 (Items 5.02 and 5.07 only), July 19, 2016, November 16, 2016 and December 2, 2016;

  •
  our definitive proxy statement on Schedule 14A filed with the SEC on April 12, 2016 (which information updates and supersedes information included in Part III of our Annual Report on Form 10-K for the year ended January 2, 2016);

  •
  the description of our Class A common stock contained in our Registration Statement on Form 8-A filed on March 12, 2015, including all amendments and reports filed for the purpose of updating such description; and

  •
  all other documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

        Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC's website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, including exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Summit Inc., at 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202. You may also contact us by telephone at (303) 893-0012 or visit the "Investors" section of our website at www.summit-materials.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase the shares offered hereby.

Summit Materials, Inc.

Class A Common Stock

PROSPECTUS

January 5, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of the shares of Class A common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing fee payable to the Financial Industry Regulatory Authority, Inc.

Filing Fee—Securities and Exchange Commission	$	*
Fee—Financial Industry Regulatory Authority, Inc.		225,500
Fees and Expenses of Counsel		**
Fees and Expenses of Accountants		**
Miscellaneous Expenses		**

Total	$	**

*
Pursuant to 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of the registration fee relating to the securities that are registered and available for sale under this registration statement, except for $5,407 of filing fees previously paid with respect to 2,713,197 shares of Class A common stock that had previously been registered under the Registrant's Registration Statement on Form S-3 (Registration No. 333-210730) but not sold and are being carried forward to this registration statement.

**
These fees and expenses are calculated based on the securities offered and the number of issuances and accordingly, cannot be estimated at this time. To the extent required, an estimate of the aggregate amount of these fees and expenses will be reflected in any applicable prospectus supplement.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

        Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided, further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

        Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under our amended and restated bylaws or otherwise.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        We maintain standard policies of insurance that provide coverage (i) to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

        We are party to indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors or executive officers, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

ITEM 16.    EXHIBITS.

        See the attached Exhibit Index, which is incorporated herein by reference.

ITEM 17.    UNDERTAKINGS

        The Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (A)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (B)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (C)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that the undertakings set forth in paragraphs (A), (B) and (C) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (A)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (B)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

    The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (A)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (B)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (C)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (D)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 5th day of January, 2017.

SUMMIT MATERIALS, INC.
By:	/s/ THOMAS W. HILL
	Name:	Thomas W. Hill
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris and Anne Lee Benedict, and each of them, any of whom may act without joinder of the other, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 5th day of January, 2017.

Signature	Title(s)

/s/ THOMAS W. HILL Thomas W. Hill	President and Chief Executive Officer (Principal Executive Officer); Director
/s/ BRIAN J. HARRIS Brian J. Harris	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JOSEPH S. CANTIE Joseph S. Cantie	Director
/s/ TED A. GARDNER Ted A. Gardner	Director

Signature	Title(s)

/s/ JULIA C. KAHR Julia C. Kahr	Director
/s/ HOWARD L. LANCE Howard L. Lance	Director
/s/ JOHN R. MURPHY John R. Murphy	Director
/s/ NEIL P. SIMPKINS Neil P. Simpkins	Director
/s/ ANNE K. WADE Anne K. Wade	Director
/s/ STEVEN H. WUNNING Steven H. Wunning	Director

EXHIBIT INDEX

1.1	Form of Underwriting Agreement.*
2.1
Asset Purchase Agreement, dated as of April 16, 2015, among Continental Cement Company, L.L.C., Lafarge North America Inc., Summit Materials, LLC and Summit Materials Holdings L.P. (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K (File No. 1-36873) filed on April 17, 2015).
2.2
Asset Purchase Agreement, dated as of April 16, 2015, among Continental Cement Company, L.L.C., Lafarge North America Inc., Summit Materials, LLC and Summit Materials Holdings L.P. (incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K (File No. 1-36873) filed on April 17, 2015).
4.1
Amended and Restated Certificate of Incorporation of Summit Materials, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 1-36873) filed on March 17, 2015).
4.2	Amended and Restated Bylaws of Summit Materials, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K (File No. 1-36873) filed on March 17, 2015).
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding validity of the shares of Class A common stock registered.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Ernst & Young LLP, Independent Auditors.
23.3	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included in the signature pages of this registration statement).
99.1	Financial statements of Lafarge Target Business.

*
To be filed as an exhibit to one or more Current Reports on Form 8-K or other documents incorporated by reference herein or to a post-effective amendment hereto, if applicable.